Exhibit 99.1
Press Release

United Heritage Corporation’s Cato Production Results

Midland, Texas (June 27, 2006) -United Heritage Corporation (NASDAQ:UHCP) today announced that Lothian Oil Inc. (“Lothian”), under the Exploration and Development Agreement with United Heritage, has invested more than $3 million in infrastructure and field development from January 1, 2006 to May 31, 2006 at the 13,300 net acre Cato San Andres Unit (“Cato”).

As a result of the investment by Lothian, production at Cato has increased to 175 barrels of oil equivalent (“boe”) per day from 40 producing wells out of a total of 299 wells.

Production at Cato was 44 boe per day from 16 wells on January 1, 2006 when Lothian took over operations at Cato.

Lothian plans to continue to “rework” the existing 259 non-operational wells in order to bring them back into production at Cato.

Reworking a well (or otherwise known as a “workover”) includes but is not limited to the repair, replacement and maintenance of casing, tubing, pumps or well heads, cleaning out a well-bore to improve flow, fracture and/or acid stimulation of an existing producing zone, or adding perforations to new zones. Workovers may include any and all of these items and are typically designed to bring non-producing wells back on line or to increase the production in currently active wells.

United Heritage Corporation is an oil and gas exploration and production company based in Midland, Texas. Through its subsidiaries, it holds four leasehold properties in Edwards County, Texas and Chaves and Roosevelt Counties, New Mexico.

Lothian Oil Inc. is an oil and gas exploration and development company that acquires and manages oil and gas properties that have recognized and unrealized value. Headquartered in New York, Lothian Oil Inc. has offices in Midland, Texas and Artesia, New Mexico. Lothian Oil Inc. currently operates oil and gas properties in the Permian Basin of southeast New Mexico.

All statements in this news release that are not statements of historical fact, including statements about Lothian’s plans to rework existing wells, are forward-looking statements. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Many of these risks and uncertainties are identified in filings made by United Heritage with the Securities and Exchange Commission. United Heritage assumes no obligation to update these forward-looking statements, and does not intend to do so. Please refer to the risk factors and other information included in the Form 10-KSB and other filings filed by United Heritage with the Securities and Exchange Commission

Contact:
United Heritage Corporation
C. Scott Wilson, Chief Executive Officer
Tel: (432) 686 2618
Fax: (432) 686 2644